Exhibit 23.2

January 28, 2010

Mr. F. Scott Moody
AuthenTec, Inc.
100 Rialto Place, Suite 400
Melbourne, FL 32901

Subject:	WRITTEN CONSENT TO INCORPORATE BY REFERENCE REFERENCES TO PCE VALUATIONS, LLC IN THE REGISTRATION STATEMENT ON FORM S-8 OF AUTHENTEC, INC.

Dear Mr. Moody:

We hereby consent to the incorporation by reference in the Registration Statement of AuthenTec, Inc. on Form S-8 (File No. 333- 144854) of references to our valuations of AuthenTec, Inc. as of various dates relating to the estimation of the fair value of the common stock and preferred stock of AuthenTec, Inc., and to references to our firm’s name, included in AuthenTec’s annual report on Form 10-K for the year ended January 2, 2009. However, in giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock and preferred stock as described in the annual report rests solely with management and the Board of Directors of AuthenTec, Inc. and our valuation report was considered as part of its analysis in reaching its conclusion as to such value.

Sincerely,

/s/ Robert H. Buchanan
Robert H. Buchanan, JD, ASA
Principal, PCE Valuation, LLC